Exhibit 99.1

       Heritage Bankshares, Inc. Declares Dividend, Announces Stock Split


    NORFOLK, Va., July 28 /PRNewswire-FirstCall/ -- Today the Board of Directors of Heritage Bankshares, Inc., (OTC Bulletin Board: HBKS) declared a $.23 per share dividend. The dividend will be distributed on August 23, 2004 to shareholders of record as of August 13, 2004. The Board also announced a 2-for-1 stock split to holders of record on September 15, 2004 to be distributed on September 30, 2004.


    Heritage Bankshares, Inc. headquartered in Norfolk, Virginia is the parent company of Heritage Bank & Trust. Information about the Company and the Bank can be found at http://www.heritagenorfolk.com.



SOURCE  Heritage Bankshares, Inc.
    -0-                             07/28/2004
    /CONTACT: Robert J. Keogh, President & Chief Executive Officer of Heritage Bank & Trust, +1-757-523-2651/
    /Web site:  http://www.heritagenorfolk.com/
    (HBKS)

CO:  Heritage Bankshares, Inc.
ST:  Virginia
IN:  FIN
SU:  DIV STS